Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262371, No. 333-236196, No. 333-222927, No. 333-210973, No. 333-188134, No. 333-164737 and No. 333-65376-99) on Form S-8 of our report dated October 12, 2022, with respect to the financial statements of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan as of August 31, 2022 and 2021, and the related statements for each of the years in the three-year period ended August 31, 2022, and the related notes, which report appears in an Exhibit to the August 31, 2022 annual report on Form 10-K of Accenture plc.

/s/ KPMG LLP
Chicago, Illinois
October 12, 2022